Exhibit 5.1

Simpson Thacher & Bartlett llp
2475 hanover street palo alto, ca 94304 ___________
telephone: +1-650-251-5000 facsimile: +1-650-251-5002

Direct Dial Number	E-mail Address

, 2021

Snap One Holdings Corp.

1800 Continental Boulevard, Suite 200

Charlotte, North Carolina 28273

Ladies and Gentlemen:

We have acted as counsel to Snap One Holdings Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance by the Company of an aggregate of up to           shares of common stock, par value $0.01 per share (“Common Stock”) (together with any additional shares of Common Stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”), and (ii) the sale of up to           shares of Common Stock by certain selling stockholders identified in the Registration Statement (together with any additional shares of Common Stock that may be sold by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), the “Selling Stockholder Shares”).

We have examined the Registration Statement, a form of the share certificate and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), each of which have been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Snap One Holdings Corp.	-2-	, 2021

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) (a) when the Amended Charter has been duly filed with the Secretary of State of the State of Delaware, (b) when the pricing committee of the Board of Directors of the Company (the “Board”) has taken all action necessary to approve the sale price of the Company Shares and (c) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

Snap One Holdings Corp.	-3-	, 2021

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP